UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 13, 2007

 FREEDOM FINANCIAL HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Maryland	333-140530	56-2560951
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6615 Brotherhood Way, Suite A Fort Wayne, Indiana	46825
(Address of principle executive offices)	(Zip code)
Registrant’s telephone number, including area code: (260)490-5363

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02

Termination of a Material Definitive Agreement.

Employment Agreements

On December 13, 2007, the Board of Directors of Freedom Financial Holdings, Inc. (the “Company”) approved the termination of the April 2006 Employment Agreements of Rodney J. Sinn and Robin Hunt, and the August 2006 Employment Agreement of Brian Kistler.  The termination of these Employment Agreements is effective immediately.  The Board of Directors further voted to remove Mr. Sinn from his position as President of Freedom Financial Mortgage Company (“FFMC”) effective December 13, 2007.  Mr. Sinn will continue to work for FFMC as a loan officer on a commission only basis and will retain his seat on the Board of Directors (See “Item 5.02(b)”, below).

The Board of Directors elected Mr. Hunt to replace Mr. Sinn as President of FFMC effective December 13, 2007.  Although Mr. Hunt has no employment agreement in place, he will continue to serve as CFO and Director of the Company.  In order to ease the current cash flow burden on the Company, Mr. Hunt will receive no guaranteed compensation for his continued service to FFMC and the Company.  Although Mr. Kistler has no employment agreement in place, he will continue to serve as CEO and Director of the Company.  Mr. Kistler will also receive no guaranteed compensation for his continued service to the Company.  The Board of Directors reserves the right to enter into new Employment Agreements and/or compensation arrangements with Mr. Hunt and Mr. Kistler once the Company’s cash flow situation improves.

Underwriting Agreement

As of December 15, 2007, the February 6, 2007 Soliciting Dealer Agreement by and between the Company and Alaron Financial Services, Inc. (“Agent”), (the “Agreement”), as well as any and all underlying or related transactions stemming from the Agreement, were automatically terminated.  Agent was unable to secure any subscriptions or payments in connection with the best-efforts offering for a minimum of 375,000 units and a maximum of 750,000 units of the common stock of the Company at a price of $2.00 per share (the “Company offering”) on or before the Minimum Offering Date of December 14, 2007 set forth in the Agreement.  Consequently, with the exception of Sections 5 and 11 of the Agreement, the Company will have no further obligation or liability to Agent or any other Soliciting Dealer arising from the Agreement or any underlying or related transaction.

Section 5 of the Agreement set forth the Compensation payable to Agent in return for soliciting and obtaining purchasers of the Shares in connection with the Company Offering.  As stated in the Agreement, said compensation was to be provided to Agent at the Initial Closing, each Interim Closing, and the Final Closing, as those terms are defined in the Agreement.  But because the Agreement terminated as a matter of right due to Agent’s inability to secure the Minimum Offering Amount on or before the Minimum Offering Date, no Initial Closing, Interim Closing, or Final Closing ever took place.  Accordingly, Company is not liable to Agent for any fees, costs, expenses or disbursements incurred and/or due and payable to Agent’s legal counsel in connection with any and all Blue Sky filings or any other matter, warrants to purchase the Company’s stock, or any other compensation set forth in Section 5 of the Agreement or any underlying or ancillary agreements entered into between the Parties.  As a result, the only provision that will survive the termination of the Agreement is Section 11 regarding the survival of indemnities, warranties, and representations set forth in the Agreement.

Item 5.02(b)

Departure of Directors or Certain Officers.

On December 13, 2007, the Board of Directors of the Company voted to remove Rodney J. Sinn as President of FFMC effective immediately.  The Board of Directors elected Robin Hunt, former vice-president of FFMC, to replace Mr. Sinn.  Mr. Sinn will, however, retain his seat on the Board of Directors of the Company.  Mr. Sinn will also remain as a loan officer and will be compensated on a commission only basis.  In addition to his new role as President of FFMC, Mr. Hunt will retain his position as CFO of the Company and his seat on the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned, thereto duly authorized.

FREEDOM FINANCIAL HOLDINGS, INC.
Date: 12/18/2007	By:	/s/ Brian Kistler
Brian Kistler,
Principal Executive Officer

Date: 12/18/2007	By:	/s/ Robin W. Hunt
Robin W. Hunt
Principal Financial Officer

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